Dexcom Appoints Bridgette Heller to Board of Directors

SAN DIEGO--(BUSINESS WIRE)—September 17, 2019-- DexCom, Inc. (NASDAQ: DXCM), the global leader in real-time continuous glucose monitoring, today announced the appointment of Bridgette Heller to its Board of Directors, effective immediately.

Ms. Heller brings more than 35 years of experience at Fortune 100 companies, including several key leadership positions with global oversight. Most recently, she served as the Executive Vice President and President of Nutricia, the Specialized Nutrition Division of Danone. During her tenure at Danone, her organization achieved industry-leading growth for three years while simultaneously expanding profitability. Ms. Heller also championed efforts to improve diversity and inclusion globally. Ms. Heller brings to the Dexcom Board an extensive track record of corporate leadership and brand management in both the consumer product and healthcare sectors.

“We are thrilled to welcome a proven leader of Bridgette’s caliber to the Dexcom Board,” said Kevin Sayer, Chairman, President and Chief Executive Officer at Dexcom. “Bridgette’s track record at some of the most iconic companies in the world speaks volumes about her leadership capabilities. We are confident that her unique experience of global management at the crossroads of innovative healthcare and consumer products will be a great benefit to Dexcom as we use our sensor technology to drive improved health outcomes and future growth.”

About Bridgette Heller
Bridgette Heller is currently leading a small nonprofit, the Shirley Proctor Puller Foundation, committed to generating better educational outcomes for underserved children in St. Petersburg, Florida. Previously, Ms. Heller served as the Executive Vice President and President of Nutricia, the Specialized Nutrition Division of Danone from July 2016 to August 2019. From 2010 to 2015, she served as Executive Vice President of Merck & Co., Inc. and President of Merck Consumer Care. Prior to joining Merck, Ms. Heller was President of Johnson & Johnson’s Global Baby Business Unit from 2007 to 2010 and President of their Global Baby, Kids, and Wound Care business from 2005 to 2007. She also worked for Kraft Foods from 1985 to 2002, ultimately serving as Executive Vice President and General Manager for the North American Coffee Portfolio.

Ms. Heller serves on the Board of Tech Data Corporation (NASDAQ: TECD), an end-to-end technology distributor and Fortune 100 company. She holds an MBA from Northwestern University’s Kellogg

Graduate School of Management and is a member of the school’s Advisory Board. Ms. Heller received her bachelor’s degree in Economics and Computer Studies from Northwestern University.

About DexCom, Inc.
DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers for the treatment of people with diabetes.

DexCom, Inc.:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com